Media Release

Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Richard W. Pehlke, 312.698.6711
Chief Financial Officer
Grubb & Ellis Realty Advisors, Inc.

Janice McDill, 312.698.6707
janice.mcdill@grubb-ellis.com
Grubb & Ellis Realty Advisors, Inc. Announces
Liquidation Distribution
     CHICAGO (April 18, 2008) — Grubb & Ellis Realty Advisors, Inc. (AMEX: GAV, GAV.WS) announced today that it will make a first and final liquidating distribution of $6.08929094 per share to holders of record on April 17, 2008. The distribution is being made today.
     No payments will be made in respect of the Company’s outstanding warrants or to any of the Company’s initial stockholders with respect to the shares owned by them prior to the initial public offering.
     As previously announced, on April 14, the Company’s stockholders voted to approve the dissolution of the Company and its proposed plan of liquidation. This approval was a necessary condition to the Company distributing its net assets to holders of common shares issued in its initial public offering.
     The Company will also begin the process of delisting its securities from the American Stock Exchange and deregistering from the Securities Exchange Commission.
     Grubb & Ellis Realty Advisors is a special purpose acquisition company established in September 2005 for the purpose of acquiring office and industrial commercial real estate assets in suburban, secondary and tertiary markets.